Exhibit 5.7

December 2, 2013

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Ladies and Gentlemen:

We have acted as special Missouri counsel to Schultz Company, a Missouri corporation, and Toastmaster Inc., a Missouri corporation (individually, a “Company” and, collectively, the “Companies”), in connection with a Registration Statement on Form S-4 relating to Spectrum Brands, Inc.’s Exchange Offer of up to $520,000,000 aggregate principal amount of its 6.375% Senior Notes due 2020 and related guarantees and of up to $570,000,000 aggregate principal amount of its 6.625% Senior Notes due 2022 and related guarantees (the “Exchange Offer”) which were issued pursuant to that certain Purchase Agreement dated November 1, 2012 (the “Purchase Agreement”) among Spectrum Brands Escrow Corporation, a Delaware corporation (the “Escrow Issuer”) and Barclays Capital Inc. and Deutsche Bank Securities Inc., as representatives of the several initial purchasers (the “Purchasers”) named in the Purchase Agreement, the Indenture dated November 16, 2012 (the “Initial Indenture”) between the Escrow Issuer and U.S. Bank National Association, as trustee (the “Trustee”) and the Supplemental Indenture dated December 17, 2012 (the “Supplemental Indenture”) among Spectrum Brands, Inc., a Delaware corporation (“Spectrum”), the guarantors named therein (the “Guarantors”), including without limitation, the Companies, and the Trustee, for a like and corresponding amount of its Exchange Notes and related guarantees (including the “Note Guarantee”). Capitalized terms defined in the Exchange Offer and used (but not otherwise defined) herein are used herein as so defined. This Opinion is being delivered to you pursuant to the terms of the Exchange Offer.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed, photographic, facsimile or electronic copies of the following:

(a)	the registration statement on Form S-4 of Spectrum Brands, Inc., filed with the Securities and Exchange Commission (“SEC”) on December 2, 2013 (the “Registration Statement”);

(b)	an executed copy of the Initial Indenture;

(c)	an executed copy of the Supplemental Indenture;

(d)	an executed copy of the Registration Rights Agreement;

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(e)	an executed copy of the Registration Rights Agreement Joinder dated December 17, 2012 by and among Spectrum Brands, Inc., the Escrow Issuer and the Guarantors named therein;

(f)	the Initial Notes (including the guarantees endorsed thereto);

(g)	the forms of Exchange Notes;

(h)	the form of Note Guarantee;

(i)	the Omnibus Officer’s Certificate dated as of December 2, 2013 executed by Nathan E. Fagre, Corporate Secretary, Secretary or Assistant Secretary of Toastmaster Inc. and Schultz Company (the “Back-Up Certificate”);

(j)	the Omnibus Secretary’s Certificate dated as of December 17, 2012 executed by Nathan E. Fagre, Corporate Secretary of Toastmaster Inc., and Assistant Secretary of Schultz Company (the “Secretary’s Certificate”);

(k)	a copy of the Articles of Incorporation of each Company, certified as of November 27, 2013 by the Secretary of State of the State of Missouri (the “MO Articles of Incorporation”) attached to the Back-Up Certificate as Exhibit A;

(l)	a copy of certain resolutions of the Board of Directors of each Company, adopted on December 17, 2012, attached to the Back-Up Certificate as Exhibit C;

(m)	a copy of the By-laws of each Company (collectively with the MO Articles of Incorporation of such Company, the “Organizational Documents”), attached to the Back-Up Certificate as Exhibit B; and

(n)	certificates dated November 26, 2013 from the Secretary of State of the State of Missouri as to the good standing of each Company in the State of Missouri (the “Missouri Certificates”);

Items lettered (b) through (f) above are collectively referred to herein as the “Initial Transaction Documents”. Items lettered (g) and (h) above are collectively referred to herein as the “Transaction Documents”.

We have also examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

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In rendering the opinions expressed herein, we have assumed, without independent investigation but with your permission: (i) that the list of duly elected, qualified and acting officers of each Company, holding the offices set forth beside such officer’s name and the signature appearing opposite each such officer’s name on Exhibit D to the Secretary’s Certificate is the duly elected or appointed, qualified and acting officer of such Company as of the date of execution and delivery of each of the Transaction Documents; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the originals of all documents submitted to us as copies, whether certified, conformed, photographic, facsimile or electronic, and the authenticity of the originals of such documents; (v) the legal capacity of all natural persons executing documents; (vi) that except for the Transaction Documents, there are no agreements or undertakings to which either Company, on the one hand, and the Escrow Issuer, Purchasers and/or the Trustee, on the other hand, are parties which would have an effect on the opinions expressed herein; and (vii) that all certificates and facsimile, electronic and telephonic confirmations given by public officials have been properly given and are accurate.

We are opining herein as to the effect on the subject transaction only of the substantive laws of the State of Missouri, and we express no opinion with respect to (a) the applicability to such transaction, or the effect on such transaction, of any other laws, or (b) any matters of municipal law or the laws of any other local agencies within the State of Missouri.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof:

1. Each Company is a corporation validly existing and in good standing under the laws of the State of Missouri.

2. Each Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

3. The execution, delivery and performance by each Company of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Company.

4. The execution and delivery by each Company of the Transaction Documents to which it is a party and the performance by such Company of its obligations thereunder, each in accordance with its terms, will not conflict with or violate (i) any of the terms, conditions or provisions of such Company’s Organizational Documents or (ii) any Missouri law or regulation (other than Missouri securities or blue sky laws, as to which we express no opinion in this paragraph).

5. No approval, consent, exemption, authorization, waiver, license or other action by, or notice to, or filing with, any Missouri court or Missouri governmental authority is

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necessary or required in connection with the execution and delivery by either Company of the Transaction Documents to which it is a party and the performance by each Company of its obligations thereunder.

6. The Transaction Documents to which each Company is a party have been duly and validly executed and delivered by such Company.

In rendering the opinions set forth in paragraph 1 above with respect to the valid existence and good standing of the Companies, we have relied solely upon the Missouri Certificates.

This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any future changes or developments which might affect any matters or opinions herein set forth.

This opinion letter is rendered to you in connection with the Exchange Offer. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Thompson Coburn LLP